UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) February 4, 2005

Verdisys, Inc.

(Exact name of registrant as specified in its charter)

California

(State or Other Jurisdiction of Incorporation)

333-64122	22-3755993
(Commission File Number)	(I.R.S. Employer Identification No.)

14550 Torrey Chase Boulevard, Suite 330 Houston, Texas	77014-1022
(Address of Principal Executive Offices)	(Zip Code)

(281) 453-2888

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On January 19, 2005, Verdisys, Inc. (“Verdisys”) entered in a Settlement Agreement and Mutual Release with Eric McAfee (a former Vice Chairman of Verdisys), Edge Capital Group, Inc. (“Edge Capital”) and certain entities affiliated with Robert Frazier, Sr. As part of the settlement, Verdisys has agreed to issue to Edge Capital an aggregate of 750,000 shares of its common stock, along with warrants to purchase 750,000 shares of common stock. The warrants are exercisable at a price of $1.00 per share, and have a three year term. The shares and the warrants are issued in a private offering exempt from the registration requirements of the Securities Act of 1933, as amended. Verdisys has agreed to provide Edge Capital with certain registration rights with respect to the shares and warrants. In addition, Verdisys also agreed to provide to Edge Capital a drilling rig to provide certain lateral drilling services. As part of the drilling services, Edge Capital has agreed to provide a fee per well, along with a share of the revenues generated from each well drilled. Also, as part of the settlement, at closing, Verdisys has agreed to sublicense its Landers horizontal drilling technology to Edge Capital for certain limited purposes. As part of the settlement, the parties have agreed to a mutual release and have agreed to dismiss all pending claims and litigation between them.

Item 9.01.	Financial Statements and Exhibits.

(c) Exhibits.

10.1	Settlement Agreement and Mutual Release dated January 19, 2005 by and among Verdisys, Inc., Eric McAfee, Edge Capital Group, Inc. and certain entities affiliated with Robert Frazier, Sr.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VERDISYS, INC. (Registrant)

Dated: February 4, 2005	By:	/s/ DAVID M. ADAMS
David M. Adams
Chief Operating Officer

Dated: February 4, 2005	By:	/s/ JOHN O’KEEFE
John O’Keefe
Chief Financial Officer

INDEX TO EXHIBIT

Exhibit No.	Description
10.1	Settlement Agreement and Mutual Release dated January 19, 2005 by and among Verdisys, Inc., Eric McAfee, Edge Capital Group, Inc. and certain entities affiliated with Robert Frazier, Sr.